EXHIBIT 99.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of January 19, 2007, is by and between Nomura Credit & Capital, Inc. (the “Seller”), CRT Capital Group LLC (the “Buyer”) and McGuireWoods LLP (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, the Seller holds a warrant (the “Warrant”) exercisable for 5,095,004 shares of Common Stock of MRU Holdings, Inc. a Delaware company (the “Company”), at an exercise price of $3.50 (the “Exercise Price”) per Warrant Share (as defined below);

WHEREAS, the Warrant was originally issued by the Company on February 4, 2005 and is currently represented by a warrant certificate dated December 21, 2006, registered in the name of the Seller on the books of the Company;

WHEREAS, the parties hereto desire that the Seller sell, transfer, convey and assign to the Buyer, and the Buyer purchase and acquire from the Seller, 2,500,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) underlying the Warrant (the “Warrant Shares”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (Registration No. 333-138558), originally filed with the Securities and Exchange Commission on November 9, 2006 (as the same has been amended and may be amended hereafter, the “Registration Statement”) covering the resale of the 2,500,000 Warrant Shares.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.         Sale and Purchase of Common Stock; Closing.

1.1           Sale and Purchase of Warrant Shares. Subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Warrant Shares for and in consideration of the sum of Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000)(the “Purchase Amount”), payable as set forth in Section 1.2 hereof.

1.2           Closing: Escrow Arrangement. The Seller shall provide the Buyer notice promptly after it learns that the Registration Statement has been declared effective by the Securities and Exchange Commission. On the later of February 10, 2007 and the second business day after the date the Seller provides such notice to the Buyer, the Buyer will be obligated to deposit the Purchase Amount with the Escrow Agent. The Escrow Agent shall notify the Seller by fax at the time of its receipt of the Purchase Amount. Within one business day after receipt of this notification from the Escrow Agent, the Seller shall deliver (the date of such delivery being referred to as the “Irrevocable Date”) to the Escrow Agent a duly executed Subscription Form (attached to the Warrant as Annex A) indicating that 2,500,000 Warrant Shares be issued in the name of the Buyer in such amounts as the Buyer shall direct. The Escrow Agent shall deliver the executed Subscription Form and the Warrant to the Company not later than one business day following its receipt of the same. Upon receipt from the Company’s transfer agent of 2,500,000 Warrant Shares issued in the name of the Buyer, as provided above, the Escrow Agent shall deliver (a) to the Seller, by wire transfer in immediately available funds to the account designated by the Seller in writing to the Escrow Agent, Four Million Five Hundred Thousand Dollars ($4,500,000), which amount represents the Purchase Amount minus the product of the Exercise Price multiplied by the 2,500,000 Warrant Shares, (b) to the Buyer, the 2,500,000 Warrant Shares, and (c) to the Company, by wire transfer in immediately available funds to the account designated by the Company in writing to the Escrow Agent, Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000), which amount represents the product of the Exercise Price multiplied by the 2,500,000 Warrant Shares.

1.3         Escrow Agent Opinion. The Escrow Agent, as counsel to the Company, agrees to deliver, on the date the Warrant Shares are delivered to the Escrow Agent, its opinion, addressed to the Buyer, the Seller and the Company (and the transfer agent, if required), that the sale of the Warrant Shares contemplated hereby is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Seller and the Buyer each hereby acknowledges and agrees that the Escrow Agent will be relying upon representations and warranties made by it herein as if made directly to the Escrow Agent.

1.4         Additional Covenants. The Buyer and the Seller each agrees to make commercially reasonable efforts to (i) promptly take such steps, and execute and deliver such instruments, corporate resolutions and other documents, as may be reasonably requested by the Company, or the transfer agent of the Company, to cause the Company to deliver the Warrant Shares to the Escrow Agent and (ii) cause the Company to include the Buyer as a named selling stockholder in the Registration Statement and related prospectus covering all of the Warrant Shares filed with the Securities and Exchange Commission and to make such other changes to the Registration Statement and the prospectus as may be required for the Buyer to be able to transfer the Warrant Shares thereunder.

1.5         Registration Rights Agreement. It shall be a condition to the Buyer’s obligations hereunder that the Buyer and the Company enter into a registration rights agreement substantially in the form of the Buyer’s draft dated January 19, 2007 which the Buyer has delivered to the Seller.

SECTION 2.         Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller, as of the date hereof and as of the Irrevocable Date, as follows:

2.1         Organization; Authority. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full right, power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Buyer of the documents and transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Buyer. This Agreement constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2           Investment Intent. The Buyer is acquiring the Warrant Shares for investment and for its own account and not as a nominee or agent, and not with a view to or for sale in connection with any distribution, resale or public offering of such Warrant Shares or any part thereof in violation of the Act. The Buyer does not presently have any contract, undertaking, agreement or arrangement with any entity, organization or individual (each a “Person”) to sell, transfer or grant participations to any Person with respect to the Warrant Shares.

2.3           Investment Experience; Access to Information. The Buyer (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Warrant Shares and to make an informed decision to so invest, has so evaluated and understands said risks and merits, and can afford a complete loss of such investment, (b) understands the terms of, and risks associated with, the acquisition of the Warrant Shares, and (c) has had the opportunity to review such disclosure regarding the Company, its business, its financial condition and its prospects as the Buyer has determined to be necessary in connection with the purchase of the Warrant Shares, including all of the Company’s filings with the Securities and Exchange Commission.

2.4           Buyer Status. At the time the Buyer was offered the Warrant Shares it was, and at the date hereof it is, an “accredited investor” as that term is defined in Rule 501(a) under the Act.

2.5           Restrictions on Transfer. The Buyer understands that (a) the Warrant Shares have not been registered under the Act or the laws of any state, (b) the Warrant Shares will be “restricted securities” as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act, (c) the Warrant Shares may not be sold, pledged or otherwise transferred unless a registration statement for such transaction is effective under the Act and any applicable state laws, or unless an exemption from such registration provisions is available with respect to such transaction, (d) the certificates for Warrant Shares will bear a legend to the effect that the transfer of the Warrant Shares is subject to the aforestated and a transfer request must, if required by the Company, be accompanied by an opinion of legal counsel satisfactory to the Company that such transfer is exempt from registration under the Act and (e) “stop transfer” instructions will be placed against the Warrant Shares until such time as the Registration Statement has been declared effective.

2.6           General Solicitation. The Buyer is not purchasing the Warrant Shares as a result of any advertisement, article, notice or other communication regarding the Warrant Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement (each, a “General Solicitation”).

2.7           No Conflicts or Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under, any agreement, credit facility, debt or other instrument or understanding to which the Buyer is a party or by which it is bound.

2.8           No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Buyer, threatened against the Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

2.9           Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other Person is required for the valid authorization, execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby.

2.10         Non-Public Information. The Buyer is not purchasing the Warrant Shares “on the basis of” (as defined in Rule 10b5-1 of the Exchange Act) any material, non-public information about the Company or the Warrant Shares.

SECTION 3.         Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer, as of the date hereof and as of the Irrevocable Date (except that the representation and warranty in Section 3.4 is only given as of the Irrevocable Date), as follows:

3.1           Authorization of Agreement. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Seller of the documents and transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2           Title to the Warrant. The Seller is the lawful owner of the portion of the Warrant exercisable for the Warrant Shares with good and marketable title thereto, and the Seller has the absolute right to exercise the Warrant to purchase the Warrant Shares and to sell, assign, convey, transfer and deliver the Warrant Shares, and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits are being transferred by the Seller to the Buyer free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money. Delivery to the Buyer of the Warrant Shares, will (i) pass good and marketable title to the Warrant Shares to the Buyer, free and clear of all Claims (assuming that the Buyer is a bona fide purchaser within the meaning of the New York Uniform Commercial Code), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Warrant Shares.

3.3           Original Acquisition; No General Solicitation. The Warrant was originally acquired by the Seller on February 2, 2005 for investment and for its own account and not with a view to, or for sale in connection with, any distribution, resale or public offering of such Warrant or any part thereof in violation of the Act. The Seller did not offer or sell the Warrant to the Buyer by any form of General Solicitation.

3.4           No Conflicts or Violations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Seller is a party or by which it is bound.

3.5           No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending or, to the knowledge of the Seller, threatened against the Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.6           Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other Person is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.7           Bankruptcy. The Seller is not under the jurisdiction of a United States bankruptcy court or involved in any comparable bankruptcy proceeding in any jurisdiction in the world or in any insolvency proceeding, conservatorship or reorganization in any jurisdiction in the world.

3.8           Non-Public Information. The Seller is not selling the Warrant Shares “on the basis of” (as defined in Rule 10b5-1 of the Exchange Act) any material, non-public information about the Company or the Warrant Shares.

SECTION 4.         Termination.

4.1         If the Registration Statement has not been declared effective by the Securities and Exchange Commission on or before February 13, 2007, either the Buyer or the Seller shall have the right to terminate this Agreement; provided, that the termination date of this Agreement may be extended if mutually agreed by the Buyer and the Seller.

4.2         This Agreement may be terminated by the Seller or the Buyer by written notice to the other (with a copy to the Escrow Agent) if the other party hereto fails to comply in any material respect with any of its covenants or agreements contained herein, or breaches its representations and warranties in any material way.

4.3         If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except as provided in Sections 6, 9 and 16.7 (which shall survive such termination); provided, however, that no termination of this Agreement pursuant to this Section 4 shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

4.4         Upon the termination of this Agreement, the Escrow Agent shall promptly deliver to the Buyer any cash delivered to the Escrow Agent pursuant to this Agreement and shall promptly deliver to the Seller the Subscription Form and Warrant theretofore delivered by the Seller.

SECTION 5.         Survival of Representations and Warranties. All representations and warranties of the Buyer and the Seller shall survive the Irrevocable Date. The Seller may rely upon the Buyer’s representations and warranties in this Agreement for the purpose of complying with federal securities law.

SECTION 6.         Indemnification. Each party hereto shall indemnify and hold harmless the other party and the Escrow Agent (and their respective affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of, any inaccuracy in, or any breach of, the representations or warranties of such party or the covenants or agreements made by such party in this Agreement.

SECTION 7.         Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or to the recipient’s offices by a recognized overnight courier service or sent by facsimile (upon confirmation of receipt) addressed to the party to be notified at such party’s mailing address or facsimile number as set forth below:

Escrow Agent

McGuireWoods LLP

1345 Avenue of the Americas, 7th Floor

New York, NY 10105

Attn: Louis W. Zehil, Esq.

Facsimile: (212) 548-2175

Seller

Nomura Credit & Capital, Inc.

2 World Financial Center, 21st Floor

New York, NY 10281

Attn: Robert Leifer

Facsimile: (646) 587-9437

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One S. Dearborn St.

Chicago, IL 60603

Attn: John P. Kelsh

Facsimile: (312) 853-7036

Buyer

CRT Capital Group LLC

262 Harbor Drive

Stamford, CT 06902

Attn: Paul Bigler

Facsimile: (203) 569-6499

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: William N. Dye

Facsimile: (212) 728-9219

SECTION 8.         Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each of the parties hereto and any successors to the businesses of the Buyer or the Seller. Neither the Buyer nor the Seller may assign its rights or obligations hereunder except to persons described in the preceding sentence and except that the Buyer may assign the right to purchase any or all of the Warrant Shares hereunder to Harbor Drive Special Situations Master Fund Ltd.

SECTION 9.         Expenses. Each party hereto shall pay the fees and expenses of any broker engaged by such party and of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other party hereto harmless against any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses; provided, however, that the Seller shall pay any transfer, stamp or similar taxes, if any, that are payable in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, neither party has used the services of a broker or finder in connection with the transaction contemplated hereby.

SECTION 10.       Execution Counterparts. This Agreement may be executed and delivered via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 11.       Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

SECTION 12.       Entire Agreement. This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.

SECTION 13.       Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 14.       Confidentiality. Each of the Buyer, the Seller and the Escrow Agent hereby agrees, without the prior written consent of the others, to not disclose, and to otherwise keep confidential, the sale of the Warrant Shares or the other matters contemplated hereby, except to the extent that disclosure thereof is required to effectuate the transfer as contemplated herein or by applicable law, rule or regulation or if necessary to enforce any rights hereunder; provided, however, that the Buyer and the Seller may disclose information regarding such sale to their respective accountants and attorneys.

SECTION 15.       Governing Law; Consent to Jurisdiction and Service Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the Borough of Manhattan, State of New York. By their execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of any such court and agree that any process in any such action may be served upon any of them personally, or by registered mail, return receipt requested, or by nationally recognized overnight courier service, with the same force and effect as if personally served upon them in New York. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

SECTION 16.       Escrow Provisions. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act it may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud or willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s legal counsel shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud or willful misconduct.

16.1         The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

16.2         The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud or willful misconduct.

16.3         The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel. The Escrow Agent has acted as legal counsel for the Company, and may continue to act as legal counsel for Company from time to time, notwithstanding its duties as the Escrow Agent hereunder. The Seller and the Buyer consent to the Escrow Agent acting in such capacity as legal counsel for the Company, including in connection with any dispute arising under this Agreement, and waive any claim that such representation represents a conflict of interest on the part of the Escrow Agent. The Seller and the Buyer understand that the Escrow Agent is relying explicitly on the foregoing provision in entering into this Agreement.

16.4         The Escrow Agent’s responsibilities hereunder shall terminate if the Escrow Agent shall resign, which it may do after giving 30 days’ advance written notice of resignation to the Seller and the Buyer. In the event of any such resignation, the Buyer and the Seller shall appoint a successor the Escrow Agent and the Escrow Agent shall deliver to such successor Escrow Agent any escrow property and other documents held by the Escrow Agent.

16.5         If the Escrow Agent reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

16.6         It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the other escrow property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the

Escrow Agent’s sole discretion, (1) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the other escrow property until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings, or (2) to deliver the escrow property and any other property and documents held by the Escrow Agent hereunder to a state or Federal court having competent subject matter jurisdiction and located in the City of New York, in accordance with the applicable procedure therefore.

16.7         The Seller and the Buyer agree severally to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance as the Escrow Agent hereunder other than any such claim, liability, cost or expense to the extent the same shall have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

MCGUIREWOODS LLP

By:	/s/ Louis W. Zehil
Name:	Louis W. Zehil, Esq.
Title:	Partner

NOMURA CREDIT & CAPITAL, INC.

By:	/s/ Robert Leifer
Name:	Robert Leifer
Title:	Director

CRT CAPITAL GROUP LLC

By: CRT Capital Holdings LLC

By:	/s/ J. Christopher Young
Name:	J. Christopher Young
Title:	Managing Member